SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

                           INFORMATION TO BE INCLUDED
                          IN STATEMENTS FILED PURSUANT
                           TO RULES 13d-1(b), (c), AND
                           (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO RULE 13d-2
                               (AMENDMENT NO. 6)*


                       Grupo Radio Centro, S.A.B. de C.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Series A Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 P4983X-16-0
            --------------------------------------------------------
                                (CUSIP Number)

                              December 31, 2012
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)
   /X/       Rule 13d-1(c)
   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                      Page 1
                                   of 14 Pages

                                       13G

CUSIP NO. P4983X-16-0                                        Page 2 of 14 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS

     Impulsora de Fondos Banamex, S.A. de C.V.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                   Mexico City, Mexico



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   19,049,845

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              19,049,845

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     19,049,845




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    11.7%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             OO


-------------------------------------------------------------------------------

                                       13G

CUSIP NO. P4983X-16-0                                        Page 3 of 14 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS

     Acciones y Valores Banamex, S.A. de C.V.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                   Mexico City, Mexico



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   19,050,145

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              19,050,145

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     19,050,145




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    11.7%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             OO


-------------------------------------------------------------------------------

                                       13G

CUSIP NO. P4983X-16-0                                        Page 4 of 14 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS

     Grupo Financiero Banamex, S.A. de C.V.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                   Mexico City, Mexico



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   19,050,145

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              19,050,145

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     19,050,145




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    11.7%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------

                                       13G

CUSIP NO. P4983X-16-0                                        Page 5 of 14 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS

     Citicorp (Mexico) Holdings LLC
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   19,050,145

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              19,050,145

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     19,050,145




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    11.7%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------

                                       13G

CUSIP NO. P4983X-16-0                                        Page 6 of 14 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS

     COHM Overseas Mexico Holding, S.de R.L.de C.V
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                   Mexico City, Mexico



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   19,050,145

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              19,050,145

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     19,050,145




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    11.7%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------

                                       13G

CUSIP NO. P4983X-16-0                                        Page 7 of 14 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS

     Citicorp Global Holdings, Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   19,050,145

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              19,050,145

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     19,050,145




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    11.7%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------

                                       13G

CUSIP NO. P4983X-16-0                                        Page 8 of 14 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS

     Citicorp Banking Corporation
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   19,050,145

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              19,050,145

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     19,050,145




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    11.7%



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC


-------------------------------------------------------------------------------

                                       13G

CUSIP NO. P4983X-16-0                                        Page 9 of 14 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware



-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                  19,050,145*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER             19,050,145*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    19,050,145*




-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   11.7%*




-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                             HC



-------------------------------------------------------------------------------
* Includes shares held by the other reporting persons.

Item 1(a).     Name of Issuer:

               Grupo Radio Centro, S.A.B. de C.V.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               Constituyentes 1154, 7th Floor
               Col Lomas Altas
               C.P. 11950, Mexico, D.F., Mexico

Item 2(a).     Name of Person Filing:

               Impulsora de Fondos Banamex, S.A. de C.V. ("IFB")
               Acciones y Valores Banamex, S.A. de C.V. ("AVB")
               Grupo Financiero Banamex, S.A. de C.V. ("GFB")
               Citicorp (Mexico) Holdings LLC ("CMH")
               COHM Overseas Mexico Holding,S.de R.L.de C.V ("COHM") Citicorp Global Holdings, Inc. ("CGHI")
               Citicorp Banking Corporation ("CBC")
               Citigroup Inc. ("Citigroup")

Item 2(b).     Address of the Principal Business Office or, if none, Residence:

               The address of the principal business office of each of IFB, AVB and GFB is:

               Paseo de la Reforma 398
               Mexico City, Mexico 06600

               The address of the principal business office of CMH is:

               Actuario Roberto Medellin No. 800
               Col. Santa Fe, Del. Alvaro Obregon, C.P. 01210
               Mexico

               The address of the principal business office of COHM is:

               Isabel la Catolica 165, Edificio "A" Piso 2 Col. Obrera Del. Cuauhtemoc C.P. 06800, Mexico D.F.,Mexico

               The address of the principal business office of CGHI and CBC is:

               One Penn's Way
               New Castle, DE 19720

               The address of the principal business office of Citigroup is:

               399 Park Avenue
               New York, NY 10022

Item 2(c).     Citizenship:

               IFB, AVB, COHM and GFB are chartered in Mexico City, Mexico.

               CMH, CGHI, CBC and Citigroup are chartered in Delaware.

Item 2(d).     Title of Class of Securities:

               Series A Common Stock

Item 2(e).     CUSIP Number:

               P4983X-16-0

                                       Page 10
                                    of 13 Pages

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

             (a)  [ ] Broker or dealer registered under Section 15 of the
                      Act (15 U.S.C. 78o);

             (b)  [ ] Bank as defined in Section 3(a)(6) of the Act
                      (15 U.S.C. 78c);

             (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d)  [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [ ] Investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

             (f)  [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [ ] Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h)  [ ] Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of December 31, 2012)

          (a)   Amount beneficially owned: See item 9 of cover pages

          (b)   Percent of class: See item 11 of cover pages

          (c)   Number of shares as to which the person has:

                (i)    Sole power to vote or to direct the vote:

                (ii)   Shared power to vote or to direct the vote:

                (iii)  Sole power to dispose or to direct the disposition of:

                (iv)   Shared power to dispose or to direct the disposition of:

                See Items 5-8 of cover pages


                                       Page 11
                                    of 13 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          AVB is the sole stockholder of IFB. GFB is the sole stockholder of AVB. CMH is the sole stockholder of GFB. COHM is the sole stockholder of CMH. CBC is the sole stockholder of CGHI. Citigroup is the sole stockholder of CBC.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.



                                       Page 12
                                    of 13 Pages

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2013


                      IMPULSORA de FONDOS BANAMEX, S.A. de C.V.


                      By: /s/ Guillermo Hernandez Palacios
                         --------------------------------------------
                         Name:   Guillermo Hernandez Palacios
                         Title:  Finance Director


                      ACCIONES y VALORES BANAMEX, S.A. de C.V.


                      By: /s/ Guillermo Hernandez Palacios
                         --------------------------------------------
                         Name:  Guillermo Hernandez Palacios
                         Title: Finance Director


                      GRUPO FINANCIERO BANAMEX, S.A. de C.V.


                      By: /s/ Arturo Rovelo Camilo
                         --------------------------------------------
                         Name:  Arturo Rovelo Camilo
                         Title: Financial Controller


                      CITICORP (MEXICO) HOLDINGS LLC


                      By: /s/ William H. Wolf
                         --------------------------------------------
                         Name:  William H. Wolf
                         Title: President


                      COHM OVERSEAS MEXICO HOLDING, S. de R.L. de C.V.


                      By: /s/ Arturo Rovelo Camilo
                         --------------------------------------------
                         Name: Arturo Rovelo Camilo
                         Title: Controller


                      CITICORP GLOBAL HOLDINGS, INC.


                      By: /s/ William H. Wolf
                         --------------------------------------------
                         Name:  William H. Wolf
                         Title: President


                      CITICORP BANKING CORPORATION


                      By: /s/ William H. Wolf
                         --------------------------------------------
                         Name:   William H. Wolf
                         Title:  Senior Vice President


                      CITIGROUP INC.


                      By: /s/ Ali L. Karshan
                         --------------------------------------------
                         Name:   Ali L. Karshan
                         Title:  Assistant Secretary


                                Page 13
                              of 13 Pages

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------


EXHIBIT 1
---------

Agreement among IFB, AVB, GFB, CMH , COHM, CGHI, CBC and Citigroup as to joint filing of Schedule 13G